Exhibit 16.1

U.S Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have reviewed the Magnum d’Or Resources, Inc. Form 8-K dated July 11, 2008 and are in agreement with comments made in the first three paragraphs of Item 4.01.

We have no basis to agree or disagree with the statements made in the fourth paragraph of Item 4.01 of such filing.

/s/ Murrell, Hall, McIntosh & Co. PLLP

Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
July 15, 2008